                    SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.




                                 FORM 8-K

                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




             Date of Report (Date of earliest event reported)
                              April 13, 1995




                         ENSERCH EXPLORATION INC.
          (Exact name of Registrant as specified in its charter)




     Texas                 1-11413               75-2556975
(State or other          (Commission          (I.R.S. Employer
jurisdiction of          File Number)        Identification No.)
incorporation)




4849 Greenville Avenue, Suite 1500                                  75206
(Address of principal executive offices)                         (Zip Code)




Registrant's telephone number, including Area Code:            214-987-7878

ITEM 5.   Other Events

     Set forth below in its entirety is a news release issued by Enserch Exploration, Inc. on April 13, 1995:

          DALLAS, TEXAS  (April 13, 1995) -- Enserch
     Exploration, Inc. (NYSE-"EEX") has concluded a definitive agreement to acquire for cash 100% of the capital stock of DALEN Corporation, a Dallas-based affiliate of Pacific Gas & Electric Company (NYSE-"PCG"). Closing, which is subject to due diligence procedures and review under the Hart-Scott-Rodino Act, is expected by June 1.

          The purchase price is $340 million plus the assumption or refinancing of $115 million of bank debt. The purchase price will be funded initially through EEX bank lines. The company intends to repay this debt with a combination of a reserves-based financing and the issuance of EEX common stock in a public offering later in the year.

          In announcing the agreement, David W. Biegler, EEX chairman, said, "DALEN's properties and potential are an excellent fit with our short and long-range needs. We are excited by the potential offered by further exploitation work on these properties. DALEN currently has a 5 1/2 year proved reserves to production ratio. This transaction will result in a reduction in EEX's high reserve to production ratio. We expect an increase in cash flow and accretion in earnings per common share.
     The proposed offering of EEX common stock later this year is in keeping with our desire to establish a meaningful level of liquidity for EEX shareholders."

          DALEN's activities are focused in three regions: the Gulf Coast, Gulf of Mexico and Mid-Continent areas.

          At January 1, 1995 the DALEN properties had proved reserves, as estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineers, of
     307.4 billion cubic feet of natural gas and 11.7 million barrels of oil. Gary J. Junco, Enserch Exploration President and Chief Operating Officer said, "We see an excellent opportunity to enhance DALEN's reserves through exploitation and development projects in many of the fields to be acquired."

          Enserch Exploration, Inc. is a natural gas and oil exploration and production company; activities are focused primarily in Texas and the Gulf of Mexico.

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Enserch Exploration, Inc.



Date:     April 13, 1995           By   /s/ J. W. Pinkerton
                                        ---------------------------
                                        J. W. Pinkerton,
                                        Vice President